EXHIBIT (D)(37)
GLENMEDE
     INVESTMENT MANAGEMENT LP
February 10, 2011
Mary Ann B. Wirts
President
The Glenmede Fund, Inc.
c/o Glenmede Investment Management LP
One Liberty Place
1650 Market Street, Suite 1200
Philadelphia, PA 19103-7391
Re:	The Glenmede Fund, Inc.: Long/Short Portfolio and Total Market Portfolio
Dear Mrs. Wirts:
          Pursuant to Investment Advisory Agreements between the Fund on behalf of the Long/Short Portfolio (formerly, the Absolute Return Portfolio) and the Total Market (formerly, the Total Market Long/Short Portfolio) (each a “Portfolio” and collectively the “Portfolios”) and Glenmede Investment Management LP (the “Adviser”) dated September 26, 2006 and as amended January 1, 2007, the Adviser is entitled to investment advisory fees of 1.20% of each Portfolio’s average daily net assets. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Adviser agrees that in order to improve the performance of each Portfolio, the Adviser shall, effective February 28, 2011, until future notice, but in no event terminating before February 28, 2012:
     (1) waive a portion of its investment advisory fees so that each Portfolio’s respective investment advisory fee will equal 0.85% of such Portfolio’s average daily net assets; and
     (2) waive such additional portion of its investment advisory fees and/or reimburse expenses (other than short sale dividend expense, brokerage commissions, prime broker interest expense, extraordinary items, interest and taxes) in an aggregate amount equal to the amount by which each Portfolio’s respective total operating expenses (other than short sale dividend expense, brokerage commissions, prime broker interest expense, extraordinary items, interest and taxes) exceed a total operating expense ratio (excluding short sale dividend expense, brokerage commissions, prime broker interest expense, extraordinary items, interest and taxes) of 1.25% of such Portfolio’s average daily net assets.

     The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.

Glenmede Investment Management LP

By:	Gatepost Partners, LLC, its General Partner

By:	/s/ James R. Belanger

Title:	Director

Your signature below acknowledges acceptance of this Agreement:
By:	/s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President The Glenmede Fund, Inc.